Exhibit 16

BDO	BDO Seidman, LLP	Mellon Financial Center
	Accountants and Consultants	1111 Brickell Avenue, Suite 2801
Miami, Florida 33131
Telephone: (305) 381-8000
Fax: (305) 374-1135

November 22, 2004

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on September 29, 2004, to be filed by our former client, U.S. Plastic Lumber Corp. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP

CC	Dan Smith, Asst Treasurer Kenneth Leung